SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 4, 2008

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 4, 2008, the registrant completed the issuance of a $500,000 convertible promissory note (the “Note”), payable to Fornova Pharmaworld Inc. (the “Holder”). The Maturity Date of the Note is August 28, 2009. The Note has an interest rate of 10% per annum compounded monthly. The registrant will pay interest on a monthly basis beginning on September 28, 2008. At any time between October 27, 2008 and August 21, 2009, the Holder may convert the Note into shares of the registrant’s Common Stock at a conversion price of $1.01 per share. The registrant has agreed to register the shares of its Common Stock underlying the Note in accordance with the terms of a registration rights agreement to be negotiated between the registrant and the Holder.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 10, 2008, the registrant accepted the resignation of Richard J. Freer, Ph.D. as Chairman of the Board of Directors of the registrant. Dr. Freer will continue to serve the registrant as its Chief Operating Officer. Dr. Freer’s resignation resulted from the registrant’s desire to decentralize management positions and Dr. Freer’s resignation did not result from a disagreement with the registrant, as such term is defined in 17 CFR 240.3b-7, relating to the registrant’s operations, policies or practices. The registrant has not appointed a person to fill the vacancy in the position of Chairman.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

	10.1	Convertible Promissory Note by and between the registrant and Fornova Pharmaworld Inc.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D. Chief Operating Officer

Dated: September 10, 2008

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Convertible Promissory Note by and between the registrant and Fornova Pharmaworld Inc.